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                            ARTICLES OF INCORPORATION

                                       OF

                        CHALLENGER INVESTMENT FUND, INC.


     We, the undersigned, CHARLES F. CUSTER, whose post office address is One North LaSalle Street, Chicago, Illinois, JAMES S. WIRT, whose post office address is One North LaSalle Street, Chicago, Illinois and RUSSELL H. MATTHIAS, JR., whose post office address is One North LaSalle Street, Chicago, Illinois, each being at least twenty-one years of age, do under and by virtue of the General Law of the State of Maryland, authorizing the formation of corporations, associate ourselves as incorporators with the intention of forming a corporation.

                                   ARTICLE  I

     The name of the corporation is CHALLENGER INVESTMENT FUND, INC., (hereinafter called the "Corporation").

                                   ARTICLE II

     The nature of the business and the objects and purposes to be transacted, promoted or carried on are to engage in the business of an incorporated investment company of the management type investing and reinvesting its assets in accordance with the provisions of these articles of incorporation. The general nature of its business shall be to buy, hold, sell, exchange, pledge and otherwise deal in notes, stock, bonds, or other securities of whatsoever nature; to do any and all acts and things necessary or incidental thereto to the extent permitted business corporations under the provisions of the laws of the State of Maryland as from time to time amended; to borrow money or otherwise obtain credit and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the corporation; and to sell, hold, purchase and reissue the shares of its own capital stock in accordance with the provisions of these articles of incorporation.

                                  ARTICLE  III

     The post office address of the place at which the principal office of the corporation in this State will be located, c/o The Corporation Trust Incorporated, First National Bank Building, Light and Redwood Streets, Baltimore, Maryland, 21202. The resident agent of the corporation is The Corporation Trust Incorporated, a corporation of this State, the post office address of which is First National Bank Building, Light and Redwood Streets, Baltimore, Maryland, 21202.

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                                   ARTICLE  IV

     The total capital stock to be authorized is as follows:

Class of Stock       Par Value          Number of Shares           Amount
--------------       ---------          ----------------           ------
   Common             $1.00                10,000,000           $10,000,000

 Restrictions imposed upon the transfer of shares:

                                      None.

     There shall be one class of stock only, known as the common stock, of $1.00 par value, each share of which shall have equal voting rights as all other shares.

                                   ARTICLE  V

     The number of directors of the corporation shall be seven, which number may be increased or decreased pursuant to the by-laws of the corporation but shall never be less than three. The election of directors need not be by ballot. The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualify are:

                                Dean R. Kleckner
                               Kenneth C. Thatcher
                                Donald B. Groves
                               P. Dillon Hempstead
                               Charles H. Marshall
                                Maynard Tollefson
                                Alice V. Van Wert

                                   ARTICLE  VI

     The board of directors shall have authority from time to time to invest the funds of the corporation in stocks, bonds and other securities issued by corporations, trusts or associations, domestic or foreign; and obligations issued or guaranteed by the United States of America, or any agency thereof, by the government of any foreign country, by any State of the United States, or by any political subdivision or agency of any state or foreign country; and to change investments from time to time, and to hold uninvested funds in cash.

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                                  ARTICLE  VII

    (a) The board of directors may from time to time issue and sell or provide for the issuance and sale of the authorized but unissued shares of the corporation. All shares of the corporation sold shall be sold for cash which shall in each case be paid prior to the delivery of any certificate of the corporation for such shares. The initial issuance of the shares of the corporation shall not exceed 20,000 shares; which shall be sold at a sales price such as will produce net proceeds to the corporation before taxes in connection with such issuance and sale of not less than $10.00 per share. After the sale of the initial issuance, the remaining shares of this corporation provided in these articles of incorporation and including such additional shares as may from time to time hereafter be authorized by vote of the shareholders and including any shares of the corporation which may have been repurchased by the corporation, as herein provided, may be sold as the board of directors may from time to time deem advisable. Such shares shall be sold at a price which will produce net proceeds to the corporation equal to not less than the net asset value thereof in effect when such sales are made or the net asset value next determined after receipt of the order to purchase such shares.

    (b) The corporation may issue and sell fractions of shares having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and wherever the words "share" or "shares" are used in these articles or in the by-laws they shall be deemed to include fractions of shares where the context does not clearly indicate that only full shares are intended.

    (c) No shares need be offered to existing shareholders before being offered to others. In connection with the acquisition of all or substantially all the assets of another company or trust, the board of directors may issue or cause to be issued shares of the corporation and accept in payment thereof in lieu of cash such assets of such company or trust at market value, provided such assets are of the character in which the board of directors are authorized to invest the funds of the corporation. No shares shall be sold by the corporation during any period when the determination of net asset value is suspended by declaration or resolution of the board of directors pursuant to the provisions of these articles of incorporation.

                                  ARTICLE  VIII

    (a) Any shareholder of record in the corporation desiring to dispose of his shares may deposit his certificate or certificates for such shares with the corporation or its agent, duly endorsed or accompanied by a proper instrument of transfer, with a request that the corporation redeem the shares represented thereby. Upon any such deposit being made, the corporation shall be required to redeem said shares but only at the net asset value of such shares next determined following their deposit. When authorized by the board of directors, the corporation may deduct from such redemption a charge not exceeding 1% of the net asset value of such shares. Payment for such shares shall be made by the corporation within seven days after the date upon which the shares are deposited. Whenever the board of directors, by declaration of resolution, has

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suspended the determination of net asset value pursuant to the provisions of these articles of incorporation, the right of any shareholder to require the corporation to redeem his shares shall be likewise suspended. At any time such suspension is in effect any shareholder may withdraw his certificate or certificates from deposit or may leave the same on deposit, in which case the redemption price shall be the net asset value next determined after the suspension is terminated.

    (b) The corporation may by agreement with any shareholder purchase shares of the corporation at a price not exceeding the net asset value in effect at the time when such purchase or contract to purchase is made or the net asset value next to be determined.

    (c) Any shares of its stock purchased or redeemed by the corporation pursuant to the provisions of this article shall be deemed retired and shall thereafter have the status of authorized but unissued stock.

                                   ARTICLE  IX

    (a) The net asset value of each share of the corporation outstanding shall be determined by or under the direction of the board of directors as of the close of the New York Stock Exchange on each day on which said exchange is open. The board of directors may also determine or cause to be determined the net asset value as of any particular time in addition to the close of the New York Stock Exchange on any day on which said Exchange is open. Such net asset value shall be determined (1) by appraising securities in the portfolio of the corporation which are traded on the New York Stock Exchange or any other national securities exchange at the last sale price, or, if no sale, at the last bid price, (2) by appraising all other securities not so traded at the bid price if market quotations are available, (3) by appraising all other securities and other assets at fair value in the best judgement of the board of directors, (4) by deducting from the total appraised value of the assets, any actual and accrued liabilities determined in accordance with good accounting practice, and (5) by dividing the total net asset value of the corporation thus obtained by the number of shares of the corporation then outstanding in the hands of the public. When the net asset value is determined as of a time other than the close of the New York Stock Exchange, such determination may be calculated or estimated in such manner as shall be deemed adequate to reflect a fair approximate estimate of the probable change in net asset value which has occurred since such close.

    (b) The board of directors may suspend the determination of net asset value for all or any part of any period during which the New York Stock Exchange is closed, other than a period during which such Exchange is normally closed, or during which trading on the New York Stock Exchange is restricted by governmental order, or during which an emergency exists such as would make disposal by the corporation of securities owned by the corporation unreasonable or impracticable, or would make determination of the net asset value of the assets of the corporation impracticable. The determination of whether trading on the New York Stock Exchange is restricted or whether such an emergency, as herein provided, exists shall be by applicable rules and regulations of the Securities and Exchange Commission or other governmental authority. The suspension shall become effective at such time as the board of directors shall specify in their declaration or resolution,

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but not later than the close of business on the next succeeding business day following the declaration or resolution. After such suspension becomes effective, there shall be no determination of net asset value until the board of directors shall declare the suspension terminated. The suspension shall terminate in any event on the first day on which the New York Stock Exchange is open, the restricted trading on the New York Stock Exchange shall have expired, or the emergency shall have expired in accordance with the official ruling of the Securities and Exchange Commission or other governmental authority, or in the absence of such ruling, upon the determination of the board of directors.

    (c) The board of directors may delegate any of its powers and duties under this article with respect to appraisal of assets and liabilities and determination of net asset value or with respect to suspension of the determination of net asset value to an officer or officers or agent or agents of the corporation designated from time to time by the board of directors.

                                   ARTICLE  X

    (a) The corporation may employ a custodian, which shall be a bank or trust company having an aggregate capital, surplus and undivided profits of at least $2,000,000. Such custodian shall have authority to act as agent for the corporation, subject to such restrictions, limitations and other requirements, if any, as may be contained in the by-laws of the corporation, to hold the securities owned by the corporation and deliver the same upon written order; to receive and receipt for any monies due to the corporation and deposit the same in its own banking department or elsewhere as the board of directors may direct; and to disburse such funds upon orders or vouchers.

    (b) The corporation may also employ such custodian as its agent to keep the books and accounts of the corporation, and to furnish clerical and accounting services; and to determine the net asset value of the shares of the corporation in accordance with the provisions of these articles of incorporation. The compensation to be paid to the custodian for such services as it may render to the corporation shall be in such amount as may be agreed upon by the corporation and the custodian. When so directed by the board of directors, the custodian shall deliver and pay over all property of the corporation held by it as specified in such directions.

    (c) The board of directors in its discretion may employ a transfer agent, registrar or dividend disbursing agent for the corporation under such terms and conditions as the board shall deem advisable.

                                   ARTICLE  XI

    (a) The board of directors may in its discretion from time to time enter into a contract or contracts with any one or more parties as an underwriter, providing for the sale of the shares of this corporation at a price to net the corporation not less than the amount provided for in Article VII hereof, whereby the corporation may either agree to sell the shares to the underwriter or underwriters or appoint the underwriter or underwriters to be its agent or agents in the sale of such shares.

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Such contract or contracts may be either exclusive or non-exclusive, and may contain such other terms and conditions as the board of directors may deem advisable. Such contract or contracts may also provide for the repurchase of shares of this corporation by such underwriter as agent of the corporation.

    (b) The board of directors may in its discretion from time to time enter into an investment advisory or management contract with any other person, firm or corporation, hereinafter called the "Investment Adviser", to furnish advice to the corporation with respect to the desirability of investing in, purchasing or selling securities or other property, or to determine what securities or other property shall be purchased or sold by the corporation, and to furnish to the board of directors such management, investment advisory, statistical and research facilities and such other services and facilities, if any, as the board of directors may deem desirable upon such terms and conditions as the board of directors may determine. The compensation to be paid under the terms of such contract or contracts shall be subject to the limitations contained in Article XII of these articles of incorporation.

    (c) The board of directors, subject to the provisions of this Article, may in its discretion enter into an underwriting contract and an investment advisory contract with the same person, firm or corporation. Any contract may be entered into with any person, firm or corporation irrespective of whether or not one or more of the directors of officers of this corporation may also be an officer, director, shareholder or member of such other person, firm or corporation, and such contract shall not be invalidated or rendered voidable by reason of any such relationship. No person holding such relationship shall be liable because of such relationship for any loss or expense to the corporation under or by reason of such contract, or accountable for any profit realized directly or indirectly therefrom, provided that such contract when executed was reasonable and fair, consistent with the provisions of these articles of incorporation and approved by a majority of the board of directors of this corporation who are not so related, or by the vote of a majority of the outstanding shares of this corporation.

    (d) Any contract entered into pursuant to the terms of this article shall be consistent with and subject to the requirements of the Investment Company Act of 1940, including any amendment thereto or other applicable act of Congress hereafter enacted, with respect to its duration, termination, authorization, approval, assignment or renewal. No amendment to any contract for investment advisory services shall be effective unless approved by affirmative vote of a majority of the outstanding shares of the corporation.

                                  ARTICLE  XII

    (a) Subject to the limitations contained in this article the directors shall be entitled to reasonable remuneration from the corporation for their services as directors in such amount as may from time to time be fixed by vote of the board of directors. The board of directors shall also fix the compensation of all officers, consultants and agents of the corporation whom they may elect or appoint.

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    (b)   The corporation may incur such expenses as are necessary to perform its function and such expenses may include but are not limited to the following:
Compensation to be paid to any other party to an investment advisory contract with the corporation entered into pursuant to Article XI; the compensation to be paid to the officers, consultants and employees of the corporation; office hire; ordinary office expenses; investment advisory, statistical and research facilities; directors' fees; legal or accounting expenses; taxes and governmental fees; cost of stock certificates; reports and notices to shareholders; association dues; fees and expense of any custodian (including the expense computing the net asset value as provided in Article IX); transfer agent; and registrar or dividend disbursing agent. The aggregate annual expenses of every character exclusive of interest and taxes shall not exceed 1 - 1/2% of the average net assets of the corporation calculated on a monthly or more frequent basis. During any period during which the determination of net asset value is suspended, as provided in these articles of incorporation, the net asset value as last determined and effective shall for the purposes of this article be deemed to be the net asset value as of the close of business on each business day until a new net asset value is again determined and made effective as provided herein.

    (c) The provisions of this article shall not preclude the payment of reasonable fees for legal or accounting services to any firm of which a director or officer of the corporation may be a member, nor of customary brokerage charges in connection with the purchase or sale of securities to any firm in the brokerage business of which a director or officer of the corporation may be a member, officer, or director, and no part of any such fee, charge or compensation shall be deemed compensation to such officer or director within the purview of this article. No compensation, commission, fee or profit which may be received by the other party to a contract entered into pursuant to Article XI shall be deemed compensation to any officer or director of the corporation simply because such officer or director is also an officer, director or member of such other party.

                                  ARTICLE  XIII

          The corporation shall not lend any of its assets to the underwriter or investment adviser or to any officer or director of the underwriter or investment adviser of this corporation and shall not permit any officer or director, or any officer or director of the underwriter or investment adviser, to deal for or on behalf of the corporation with himself as principal or agent, or with any partnership, association or corporation in which he has a financial interest; provided that the foregoing provisions shall not prevent (a) officers and directors of the corporation from buying, holding or selling shares in the corporation, or from being partners, officers or directors of or otherwise financially interested in the underwriter or the investment adviser; (b) employment of legal counsel, registrar, transfer agent, dividend disbursing agent or custodian who is, or has a partner, shareholder, officer or director who is, an officer or director of the corporation, if only customary fees are charged for services to the corporation; or (c) purchases or sales of securities or other property if such transaction is permitted by or is exempt or exempted from the provisions of the Investment Company Act of 1940.

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                                   ARTICLE XIV

    (a) The board of directors may from time to time declare and pay dividends and subject to the limitations and conditions contained in this article the amount of such dividends and the payment thereof shall be within the discretion of the directors. Ordinary dividends may be paid from undistributed net income of the corporation. Net income for this purpose shall be calculated on the basis of good accounting practice and shall include all dividend and interest income but exclude all capital gains of the corporation whether realized or unrealized. The income account shall be charged with all current expenses and taxes other than taxes allocated to capital gains and reserves, if any, authorized by the board of directors as provided in these articles of incorporation. Capital losses, whether realized or unrealized, shall not be charged against such account. Investment income shall include dividends declared but unreceived by the corporation when the computation is made as of the record date, or the ex-dividend date if different from the record date. Stock dividends may be allocated either to income or principal, as the board of directors in their discretion may determine. The undistributed net income shall be adjusted to reflect the amounts included in the price of shares of the corporation issued and sold as well as those repurchased which represent payment for participation in the undistributed net income. The board of directors may make such other adjustment as they shall determine with the advice of the auditors of the corporation, which shall be in accordance with good accounting practice.

    (b) The board of directors may also declare dividends out of accumulated and undistributed net realized capital gains, in which case such fact shall be clearly revealed to shareholders and the basis of calculation shall be set forth.

    (c) Inasmuch as the computation of net income and capital gains for federal income tax purposes may vary from the computation thereof on the books, the above provision shall be interpreted to give the board of directors the power in its discretion to distribute for any year as ordinary dividends and as capital gains distributions, respectively, amounts sufficient to enable the corporation as a regulated investment company to avoid any liability for federal income tax in respect to that year. All dividends declared, except as provided above, shall be deemed liquidating dividends and the shareholders shall be advised accordingly. The board of directors may at any time declare and distribute pro rata among the shareholders as of record on the date provided a stock dividend out of authorized but unissued shares of the corporation. In the case of a dividend payable in shares of stock or cash at the election of a shareholder, the board of directors may prescribe whether a shareholder failing to express his election before a given time shall be deemed to have elected to take cash rather than shares, or to take shares rather than cash, or to take shares with cash adjustment of fractions.

    (d) The board of directors may, in connection with any dividend declared or otherwise, extend to the shareholders entitled to receive such dividend the right to reinvest such dividend or a portion thereof in shares of the corporation at net asset value. Such right of purchase shall not be considered an option or warrant to purchase shares of the corporation and shall be exercised only within the time and under such conditions as may be prescribed by the board of directors. The board of directors, pursuant to such right or otherwise, may authorize the purchase of fractional shares upon

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such conditions and under such circumstances as the board of directors may prescribe in connection therewith.

                                   ARTICLE  XV

    (a) The board of directors shall submit to the shareholders at least semi-annually a written financial report of the transactions of the corporation, including financial statements. The financial statements of such reports shall be certified to at least annually by independent public accountants.

    (b) In the event the holders of two-thirds of the outstanding shares of the corporation shall vote at any time to wind up and liquidate the corporation, no further shares of the corporation shall be issued, sold or purchased by the corporation and the directors shall immediately proceed to wind up the corporation's affairs, liquidate the assets, pay all liabilities and expenses of the corporation and distribute the remaining assets, if any, among the shareholders in proportion to their holding of shares. The board of directors shall also do any other acts necessary to secure and complete the dissolution of the corporation.

    (c) When the dissolution and liquidation of the corporation has been directed by vote of the shareholders, the directors then holding office shall continue in office until the liquidation and dissolution of the corporation has been completed. During the period of liquidation and until final distribution to the shareholders has been made, the compensation of the directors and all other parties shall be determined on the same basis as if the computation of the net asset value of the shares had been suspended, as provided in these articles of incorporation.

                                  ARTICLE  XVI

          No provision contained in these articles of incorporation or in the by-laws adopted hereunder shall protect or indemnify any director or officer of the corporation against any liability to the corporation or to its shareholders to which he would be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                                  ARTICLE  XVII

          The corporation reserves the right to amend, alter, change or repeal any provisions contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, upon the affirmative vote of a majority of the outstanding shares of the corporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

          We, the undersigned, being each of the incorporators hereinbefore named for the purpose of forming a corporation in pursuance of the general corporation laws of the State of Maryland, do make this certificate, hereby declaring and

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certifying that the facts stated herein are true, and, accordingly, have hereunto set our hands and seals this 12th day of August 1970.

                                                CHALLENGER INVESTMENT FUND, INC.

                                                __________________________(Seal)
                                                   Charles F. Custer

                                                __________________________(Seal)
                                                   James S. Wirt

                                                __________________________(Seal)
                                                   Russell H. Matthias, Jr.


STATE OF ILLINOIS   )
                    )  SS.
COUNTY OF COOK      )

     BE IT REMEMBERED, That on this 12th day of August 1970, personally came before me, a Notary Public for the State of Illinois, CHARLES F. CUSTER, JAMES S. WIRT and RUSSELL H. MATTHIAS, JR., all of the parties to the foregoing Articles of Incorporation, known to me personally to be such, and severally acknowledged the said articles to be the act and deed of the signers respectively, and that the facts therein contained are truly set forth.

     GIVEN under my hand and seal of office the day and year aforesaid.

                                                __________________________(Seal)
                                                   Notary Public

Notary Public
Cook County, Illinois